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                                                                      EXHIBIT 11

                        Flagstar Bancorp, Inc.
                 Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                        For the quarter             For the six months
                                                         ended June 30,              ended June 30,
                                                      2001            2000          2001           2000
                                                    -------        --------       -------        -------
                                                            (In thousands, except share data)
Net Earnings                                        $17,496        $ 8,617        $29,393        $12,384

Average common shares outstanding                    18,264         18,197         18,140         18,612

Net earnings per share - basic                      $  0.97        $  0.47        $  1.64        $  0.67

Average common share equivalents outstanding         19,612         18,197         19,562         18,648

Net earnings per share - diluted                    $  0.90        $  0.47        $  1.52        $  0.67

The data provided herein has been adjusted for the 3 for 2 stock split which was announced on June 26, 2000 and completed on July 12, 2001.